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                                                                  Exhibit (a)(5)

                                PREMIUMWEAR, INC.


FOR IMMEDIATE RELEASE



CONTACT:  James S. Bury, Chief Financial Officer    Daniel M. Junius or
          PremiumWear, Inc.                         Timothy D. Althof
          Phone: 612-979-1700 ext. 5034             New England Business Service
          Web site: www.premiumwear.com             Phone: 978-448-6111
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New England Business Service, Inc.'s Acquisition of PremiumWear, Inc.
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Receives Early Antitrust Clearance from FTC
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         MINNETONKA, Minn., June 27 /PRNewswire/ -- PremiumWear, Inc. (Nasdaq:
WEAR - news) and New England Business Service, Inc. (NYSE: NEB - news) announced today that the companies have received notice from the Federal Trade Commission that early termination of all waiting periods under the Hart-Scott- Rodino Antitrust Improvements Act applicable to New England Business Service's proposal to acquire the outstanding public shares of PremiumWear has been granted.

         As previously announced, NEBS, through a wholly owned subsidiary, has offered to acquire all of the outstanding shares of PremiumWear common stock for $13.50 per share in cash. The tender offer is scheduled to expire on Friday, July 7, 2000, unless extended.

         Investors and security holders are strongly advised to read both the tender offer filed by New England Business Service with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement filed by PremiumWear with the SEC. Investors and security holders may obtain a free copy of these statements and other documents filed by New England Business Service and PremiumWear at the SEC's web site at www.sec.gov . The tender offer statement and related materials may be obtained for free by directing such requests to New England Business Service Investor Relations. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to PremiumWear Investor Relations.

         PremiumWear, Inc., based in Minnetonka, Minn., designs, sources and markets knit and woven shirts and other apparel and accessories to the promotional products/advertising specialty industry (PPAI/ASI) and to golf pro and resort shops. PremiumWear's products are marketed under its Page & Tuttle(R)and Pickering brands and the licensed Munsingwear(R)and Field &

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Stream(R) brands. The Company markets on a commission basis additional, complementary branded products to the promotional products/advertising specialty industry. These branded product lines include: California Outerwear, Burk's Bay(TM) leather outerwear and accessories, Winona Knitting Mills sweaters, and CROAKIES(R) eyewear restraints and other accessories. New England Business Service, Inc. is a leading supplier of business forms and other products and services to 2.5 million active small business customers in the United States, Canada, the United Kingdom and France. NEBS's products and services are marketed through direct mail, telesales, dealers and the Internet.



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